Company Contact:	Investor Relations Contact:
Mr. Jing Xie	Mr. Crocker Coulson
Secretary of the Board & Vice President	President
Universal Travel Group Inc.	CCG Investor Relations
Phone: +86-755-83668489	Phone: +1-646-213-1925 (NY office)
Email: 06@cnutg.cn	E-mail: crocker.coulson@ccgir.com
us.cnutg.com	www.ccgir.com

Universal Travel Group Closes $7.11 Million PIPE Financing

Group of Seasoned Institutional Investors Acquire an Additional 5MM Shares of Stock from a Non-Management Shareholder

SHENZHEN, China, September 2, 2008 - Universal Travel Group Inc. (OTC BB: UTVG.OB) (“Universal Travel Group” or the “Company”), a growing travel services provider in the People’s Republic of China specializing in online and customer representative services to the travel service industry offering packaged tours, air ticketing, hotel reservation and air cargo agency services, today announced that it has successfully closed a private placement financing with established institutional investors with extensive experience investing in the People’s Republic of China including Chinamerica Fund LP, Access America Fund, Pope Investments II LLC, Heller Capital, and Investment Hunter, LLC (collectively, “Investors”). In the PIPE transaction, the Company issued and sold to Investors approximately 4.8 million shares of the Company's common stock at a purchase price of $1.55 per share, for an approximate aggregate purchase price of $7.11 million, which closed on August 29, 2008

Proceeds from the private placement will be used for general corporate development, specifically projects relating to online integration.

“We are determined to capture the opportunities presented by the tourism and business travel markets in China and will use the proceeds to fuel our growth initiatives,” said Ms. Jiangping Jiang, CEO of Universal Travel Group. “We are also pleased that such respectable institutional investors have recognized us and placed their confidence in our long-term growth plans.”

“We are very excited about the growth prospects of Universal Travel Group,” stated Christopher Efird of Access America. “Given the value of other public travel services providers, we believe that Universal Travel Group is one of the Chinese companies in the space with the most potential to build on its current platform to provide premium services to consumers and build significant franchise value for its shareholders.”

In addition to the PIPE transaction, on August 14, 2008, Access America Fund, Chinamerica Fund LP and Pope Investments II LLC purchased 5 million shares of UTVG from a non-management shareholder of the Company. The Stock Purchase Agreement included a mutual general release of all future claims from China Finance, Inc. and affiliates. Information about the private sale of 5 million shares is available in the Company's current report on Form 8-K which was filed with the Securities and Exchange Commission on August 1, 2008.

"While we did not receive any proceeds from the 5 million share purchase transaction, we were pleased to see that the shares are now held by long term institutional investors that have track records of success in growth investments,” said Ms. Jiang.

“After several months of due diligence, including in-depth analysis of the Chinese travel space, we believed this dynamic company was significantly undervalued. We are hopeful that when the investment community at large recognizes that a group of sophisticated institutional investors with successful track records investing in, and supporting Chinese companies have accumulated a meaningful position in UTVG that, over time, shareholder value will rise to intrinsic levels. In addition to acquiring this large block of stock from a single non-management shareholder, we had enough confidence in the Company to place the PIPE financing at a premium to the retail price per share in the open market, something rarely done in our space,” said Beau Johnson of Chinamerica Fund.

The securities issued in the PIPE have not been registered under the Securities Act of 1933, as amended, and may not be sold by the investor in the United States, except pursuant to an effective registration statement or an applicable exemption from the registration requirements. The Company has agreed to file a registration statement covering the re-sale of the securities by the investor.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

About Universal Travel Group Inc.

Universal Travel Group, a fast growing travel services provider in China, is engaged in providing reservation, booking, and domestic and international travel and tourism services throughout China via the internet and through customer representatives. Under the theme "Wings towards a more colorful life" the company's core services include tour packaging for customers, booking services for air tickets and hotels as well as air cargo transportation. In 2007, Universal Travel Group completed the acquisitions of Speedy Dragon, specializing in air cargo transportation; Xi'an Golden Net, specializing in travel packaged tours; Shanghai LanBao, specializing in hotel reservation and Foshan Overseas International, a China-based company that handles domestic and international travel inquiries. Universal Travel's goal is to become China's leading travel services provider in all fields of the tourism industry including the aviation, cargo, hotel booking and tour packaging segments. For more information, visit http://us.cnutg.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains certain statements that may include 'forward-looking statements' within the meaning of federal securities laws. All statements, other than statements of historical facts, included herein are 'forward-looking statements'. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including the Company’s ability to successfully expand its market presence and those discussed in the Company's periodic reports that are filed with and available from the Securities and Exchange Commission. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

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